Exhibit 10.1

EXECUTION VERSION

EXCHANGE AND REPURCHASE AGREEMENT

This Exchange and Repurchase Agreement, dated as of December 23, 2014 (this “Agreement”), is by and among Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”), ETE Common Holdings, LLC, a Delaware limited liability company (“ETE Holdings” and together with ETE, the “ETE Parties”), and Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”). ETE, ETE Holdings and ETP are sometimes individually referred to herein as a “Party” and collectively referred to herein as the “Parties.” Defined terms used but not defined herein have the meaning given to them in Annex A.

WHEREAS, ETE is the record holder of 25,614,102 common units representing limited partner interests of ETP (“ETP Common Units”), and ETE Holdings is the record holder of (i) 5,226,967 ETP Common Units (collectively with the ETP Common Units owned directly by ETE, the “Subject Units”) and (ii) 50,160,000 Class H Units representing limited partner interests of ETP (“ETP Class H Units”), the terms of which are set forth in the Second Amended and Restated Agreement of Limited Partnership of ETP (as amended to date, the “Partnership Agreement”);

WHEREAS, ETE and ETP own, directly or indirectly, a 60% and 40% membership interest, respectively, in each of Dakota Access Holdings LLC, a Delaware limited liability company (“DA Holdings”) and ETCO Holdings LLC, a Delaware limited liability company (“ETCO Holdings”);

WHEREAS, DA Holdings owns a 75% membership interest in Dakota Access, LLC, a Delaware limited liability company (“Dakota Access”), and ETCO Holdings owns a 75% membership interest in Energy Transfer Crude Oil Company, LLC, a Delaware limited liability company (“ETCOC”);

WHEREAS, Dakota Access and ETCOC intend to develop the previously announced pipeline system to deliver crude oil from the Bakken/Three Forks production area in North Dakota to the Gulf Coast (the “Bakken Pipeline Project”);

WHEREAS, the Parties desire to effect a transaction in which (i) ETE and ETE Holdings will transfer to ETP, and ETP will repurchase from ETE and ETE Holdings, the Subject Units, and (ii) ETE will transfer to ETP its 60% membership interest (the “Transferred Interests”) in each of DA Holdings and ETCO Holdings (resulting in the transfer of an effective 45% interest in the Bakken Pipeline Project from ETE to ETP) and pay to ETP an amount in cash equal to eight hundred seventy nine million United States dollars ($879,000,000), subject to adjustment for the ETE Reimbursement Amount as set forth in Section 1.1 (the “Cash Consideration”), in exchange for the issuance by ETP of 5,226,967 ETP Class H Units to ETE Holdings, 25,614,102 ETP Class H Units to ETE (collectively, the “New Class H Units”) and 100 Class I Units representing limited partner interests of ETP (“ETP Class I Units”) to ETE, the terms of which will be set forth in the Partnership Agreement as amended by Amendment No. 9 (the “Partnership Agreement Amendment”) in the form attached as Annex B hereto, upon the terms set forth in this Agreement; and

WHEREAS, in connection with the transfer of the Transferred Interests, ETE and ETP will enter into Assignment Agreements (the “Assignments” and, together with this Agreement and the Partnership Agreement Amendment, the “Transaction Documents”) in the form attached as Annex C hereto.

Accordingly, the Parties agree as follows:

ARTICLE I

THE TRANSACTIONS

Section 1.1 Repurchase, Delivery and Cancellation of the Subject Units; Issuance of New Class H Units and ETP Class I Units; Assignment of Transferred Interests; and Payment of Cash Consideration. Pursuant to the terms of this Agreement, at the Closing (as defined herein), (a) ETP shall repurchase all of the Subject Units, free and clear of all Liens; (b) ETE and ETE Holdings shall deliver or caused to be delivered to ETP the Subject Units, together with such other transfer documents or instruments that may be necessary, or which ETP may reasonably request, in order to deliver to ETP the Subject Units, free and clear of all Liens; (c) ETP shall issue 25,614,102 ETP Class H Units to ETE, 100 ETP Class I Units to ETE and 5,226,967 ETP Class H Units to ETE Holdings; (d) ETE shall sell, assign, transfer and convey the Transferred Interests to ETP, free and clear of all Liens, pursuant to the Assignments; (e) ETE shall pay to ETP, by wire transfer of immediately available funds to the bank account designated ETP, the Cash Consideration; and (f) the General Partner shall enter into the Partnership Agreement Amendment providing for the authorization of issuance of the New Class H Units and the ETP Class I Units and modifying the terms of the Class H Units. Notwithstanding the foregoing, the Cash Consideration paid at the Closing shall be reduced by an amount equal to the aggregate amount of (i) capital costs funded by ETE to DA Holdings or ETCO Holdings at any time prior to the Closing and (ii) any development expenses funded by ETE to DA Holdings or ETCO Holdings after November 17, 2014 and on or prior to the Closing (the “ETE Reimbursement Amount”). The closing of the transactions contemplated by this Agreement (the “Closing”), shall take place on the first Business Day following the later to occur of (i) the record date for the cash distribution with respect to the ETP Common Units related to the calendar quarter ending December 31, 2014 and (ii) the date on which all conditions set forth in clauses (a) through (f) above and Sections 1.2, 1.3, and 1.4 below have been met (or waived by the Parties) (other than conditions which can only be satisfied as of the Closing Date, which shall have been met or waived on such date) (the “Closing Date”) at the offices of Vinson & Elkins LLP, 1001 Fannin Street, Suite 2500, Houston, Texas, unless otherwise agreed to in writing by the Parties. Immediately after the Closing, ETP shall cancel the Subject Units. ETP shall notify ETE of the ETE Reimbursement Amount no later than one Business Day prior to Closing. For the avoidance of doubt, in accordance with Section 5.12(b)(v) of the Partnership Agreement, ETE Holdings, as the sole owner of all Existing Class H Units, hereby expressly consents to the terms and provisions of the Partnership Agreement Amendment. In the event that the Closing has not occurred on or before March 31, 2015, this Agreement may be terminated by ETE or ETP by written notice to the other Parties. If all conditions to Closing under this Agreement have been satisfied as though the Closing were to occur on the date of termination (other than the actual delivery of the closing deliverables described in Section 1.5 and Section 1.6) with the exception of the condition set forth in Section 1.3(d) and this Agreement is validly terminated pursuant to the immediately preceding sentence, ETE shall reimburse ETP for all reasonable out-of-pocket expenses incurred by ETP in connection with the negotiation of the transactions contemplated by the Transaction Documents, which reimbursement shall not exceed $2.0 million in the aggregate.

Section 1.2 Mutual Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a Party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(a) no Law shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction that temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal; and

(b) there shall not be pending any action, suit, claim, proceeding or other legal, administrative or arbitrational proceeding (“Proceeding”) by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement.

Section 1.3 Conditions to the ETE Parties’ Obligations. The obligation of the ETE Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the ETE Parties in writing, in whole or in part, to the extent permitted by applicable Law):

(a) ETP shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement that are required to be performed and complied with by ETP on or prior to the Closing Date;

(b) each of the representations and warranties of ETP contained in Article III shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date;

(c) ETP shall have executed and delivered the closing deliverables described in Section 1.6; and

(d) ETE shall have available (through cash on hand or existing credit arrangements, arrangements with its Affiliates or other sources of available funds) the cash necessary for the payment of the Cash Consideration and the ETP Reimbursement Amount (as defined below).

Section 1.4 Conditions to ETP’s Obligations. The obligation of ETP to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by ETP in writing, in whole or in part, to the extent permitted by applicable Law):

(a) each of the ETE Parties shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement that are required to be performed and complied with by such ETE Party on or prior to the Closing Date;

(b) each of the representations and warranties of the ETE Parties contained in Article II shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date;

(c) each of the ETE Parties shall have executed and delivered the closing deliverables described in Section 1.5; and

(d) ETE shall have paid to ETP at or before the Closing an amount in cash equal to ETE’s 60% share of the Trunkline option payment and ETE’s 60% share of any other development expenses incurred prior to November 17, 2014 related to the Bakken Pipeline Project and previously funded by ETP to the extent such amounts have not previously been reimbursed to ETP (the “ETP Reimbursement Amount”).

Section 1.5 ETE Parties Closing Deliverables. Upon the terms of this Agreement, at the Closing, the ETE Parties shall deliver (or cause to be delivered):

(a) the Subject Units and such other transfer documents or instruments that may be necessary to deliver to ETP the Subject Units in accordance with Section 1.1(b), including any certificates evidencing the Subject Units, which certificates shall be duly endorsed by ETE and ETE Holdings, as applicable;

(b) the Assignments in accordance with Section 1.1(d), which shall have been duly executed on behalf of ETE;

(c) the Cash Consideration in accordance with Section 1.1(e);

(d) a certificate, dated the Closing Date and signed by a duly authorized officer on behalf of ETE’s general partner and ETE Holdings, in his or her capacity as such, stating that:

(i)	each of the ETE Parties has performed and complied in all material respects with the covenants and agreements contained in this Agreement that are required to be performed and complied with by such ETE Party on or prior to the Closing Date; and

(ii)	each of the representations and warranties of the ETE Parties contained in Article II are true and correct on and as of the Closing Date in all material respects;

(e) a copy of a consent duly executed by La Grange Acquisition L.P. to the assignment of the Transferred Interest in DA Holdings from ETE to ETP and the admission of ETP as a substitute member of DA Holdings; and

(f) all other documents, instruments and writings required to be delivered by each of the ETE Parties at the Closing under this Agreement.

Section 1.6 ETP Closing Deliverables. Upon the terms of this Agreement, at the Closing, ETP shall deliver (or cause to be delivered):

(a) a certificate, dated the Closing Date and signed by a duly authorized officer on behalf of the General Partner’s general partner, in his or her capacity as such, stating that:

(i)	ETP has performed and complied in all material respects with the covenants and agreements contained in this Agreement that are required to be performed and complied with by ETP on or prior to the Closing Date; and

(ii)	each of the representations and warranties of ETP contained in Article III are true and correct on and as of the Closing Date in all material respects;

(b) the Assignments in accordance with Section 1.1(d), which shall have been duly executed on behalf of ETP;

(c) the Partnership Agreement Amendment, which shall have been duly executed on behalf of the General Partner; and

(d) all other documents, instruments and writings required to be delivered by ETP at the Closing under this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE ETE PARTIES

The ETE Parties jointly and severally represent and warrant to ETP as of the date hereof as follows:

Section 2.1 Organization. Each of the ETE Parties is an entity duly formed, validly existing and in good standing under the Laws of the State of Delaware.

Section 2.2 Power and Authority; Enforceability. Each of the ETE Parties has full limited partnership or limited liability company power and authority, as applicable, to execute and deliver each of the Transaction Documents, to the extent it is a party thereto, and consummate the transactions contemplated by the Transaction Documents to which it is a party. The execution and delivery by the ETE Parties of the Transaction Documents and the consummation of the transactions contemplated thereby have been duly authorized by all requisite limited partnership or limited liability company action, as applicable, on the part of the ETE Parties party thereto and no further consent, approval or action is required by or from ETE, the board of directors of ETE’s general partner, ETE’s unitholders, any of ETE’s creditors or ETE Holdings in connection with the transactions contemplated hereby or thereby. Assuming this Agreement has been duly authorized, executed and delivered by ETP, this Agreement constitutes a legal, valid and binding obligation of the ETE Parties, enforceable against the ETE Parties in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies (the “Enforceability Exceptions”). On the Closing Date, assuming the Assignments have been duly authorized, executed and delivered by ETP, the Assignments will constitute legal, valid and binding obligations of the ETE Parties, enforceable against the ETE Parties in accordance with their terms, subject to the Enforceability Exceptions.

Section 2.3 No Conflicts. The execution, delivery and performance by each ETE Party of the Transaction Documents to which such ETE Party is a party, and the transactions contemplated thereby, do not and will not (a) violate any Law applicable to the ETE Parties, (b) conflict with any provision of the certificate of formation, certificate of limited partnership, limited liability company agreement or partnership agreement, as applicable, of the ETE Parties, (c) require or make necessary any consent, approval or other action of, or notice to, any Person under any agreement or other document or instrument to which the ETE Parties are a party or by which the ETE Parties, or any of the ETE Parties’ assets or properties, are bound, except for those consents, approvals or other actions that have already been obtained or made, or (d) conflict with, or result in a violation of, any agreement or other document or instrument to which the ETE Parties are a party or by which the ETE Parties, or any of the ETE Parties’ assets or properties, are bound.

Section 2.4 Ownership of ETP Units. As of the date hereof, (i) ETE is the record and beneficial owner of 25,614,102 ETP Common Units, and (ii) ETE Holdings is the record and beneficial owner of 5,226,967 ETP Common Units and 50,160,000 ETP Class H Units (the “Existing Class H Units”). After giving effect to the transactions contemplated hereby, (i) ETE will be the record and beneficial owner of zero (0) ETP Common Units, 25,614,102 ETP Class H Units and 100 ETP Class I Units, and (ii) ETE Holdings will be the record and beneficial owner of zero (0) ETP Common Units and 55,386,967 ETP Class H Units. The Subject Units and the Existing Class H Units constitute all of the ETP Common Units and the ETP Class H Units owned of record or beneficially by ETE and ETE Holdings immediately prior to giving effect to the transactions contemplated hereby. At the Closing, ETE and ETE Holdings shall deliver the Subject Units to ETP free and clear of all Liens. None of the Subject Units is subject to any voting trust or other contract, agreement, arrangement, commitment or understanding, written or oral, restricting or otherwise relating to the voting or disposition of the Subject Units, other than this Agreement and the organizational documents of ETP. No proxies or powers of attorney have been granted with respect to the Subject Units, other than proxies or powers of attorney that (a) would not reasonably be expected to impair the ability of the ETE Parties to deliver the Subject Units to ETP as contemplated hereby and (b) would not apply to the Subject Units after the delivery of the Subject Units to ETP pursuant to this Agreement. Except as contemplated herein, there are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which the ETE Parties are or may become obligated to transfer any of the Subject Units, except as (x) would not reasonably be expected to impair the ability of the ETE Parties to deliver the Subject Units to ETP as contemplated hereby and (y) would not apply to the Subject Units after the delivery of the Subject Units to ETP pursuant to this Agreement.

Section 2.5 Litigation. There is no Proceeding pending or, to the knowledge of the ETE Parties, threatened against the ETE Parties, or against any officer, manager or director of the ETE Parties, in each case related to the Subject Units, the Transferred Interests or the transactions contemplated hereby. The ETE Parties are not a party or subject to any order, writ, injunction, judgment or decree of any court or Governmental Authority relating to the Subject Units, the Transferred Interests or the transactions contemplated hereby.

Section 2.6 Governmental Authorizations. Except for any filings that may be required pursuant to Sections 13(d), 13(f), 13(g), and 16 of the Exchange Act, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the ETE Parties in connection with the execution, delivery and performance by the ETE Parties of the Transaction Documents to which they are a party or the delivery of the Subject Units or the Transferred Interests to ETP pursuant to this Agreement.

Section 2.7 Unregistered Securities.

(a) Accredited Investor Status; Sophisticated Acquiror. Each of the ETE Parties is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is able to bear the risk of its investment in the New Class H Units and the ETP Class I Units, as applicable. Each of the ETE Parties has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the New Class H Units and the ETP Class I Units, as applicable.

(b) Cooperation. The ETE Parties shall cooperate reasonably with ETP to provide any information required to be included in ETP’s securities filings.

(c) Acquiror Representation. Each of the ETE Parties is acquiring the New Class H Units and the ETP Class I Units, as applicable, for its own account and not with a view to distribution in violation of any securities laws. The ETE Parties understand and acknowledge that there is no public trading market for the New Class H Units or the ETP Class I Units and that none is expected to develop. The ETE Parties have been advised and understand and acknowledge that the New Class H Units and the ETP Class I Units have not been registered under the Securities Act or under the “blue sky” laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act) and any applicable state laws. The ETE Parties have been advised of and are aware of the provisions of Rule 144 promulgated under the Securities Act.

(d) Legends. The ETE Parties understand and acknowledge that, until such time as the New Class H Units have been registered pursuant to the provisions of the Securities Act, or the New Class H Units are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the New Class H Units will be subject to the transfer restrictions as contemplated by the Partnership Agreement. ETE further understands and acknowledges that, until such time as the ETP Class I Units have been registered pursuant to the provisions of the

Securities Act, or the ETP Class I Units are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the ETP Class I Units will be subject to the transfer restrictions as contemplated by the Partnership Agreement.

Section 2.8 Acknowledgement. The ETE Parties acknowledge that they have made their own analysis of the fairness of the transactions contemplated hereby and have not relied on any advice or recommendation by ETP or its partners, directors, officers, agents or affiliates with respect to their decision to enter into this Agreement and to consummate the transactions contemplated hereby. The ETE Parties have had sufficient opportunity and time to investigate and review the business, management and financial affairs of ETP, and have had sufficient access to management of ETP, before their decision to enter into this Agreement, and further have had the opportunity to consult with all advisers they deem appropriate or necessary to consult with in connection with this Agreement and any action arising hereunder, including tax and accounting advisers. The ETE Parties acknowledge that, in connection with their entry into this Agreement and consummation of the transactions contemplated hereby, the ETE Parties have not relied on any representations or warranties of ETP, or any partner, director, officer, affiliate or representative of ETP, except for the representations or warranties of ETP set forth in Article III of this Agreement and the documents delivered by ETP in connection with the transactions contemplated hereby.

Section 2.9 Title to the Transferred Interests; No Alienation. ETE is the record and beneficial owner of, and upon consummation of the transactions contemplated hereby, ETP will acquire good and valid title to, the Transferred Interests, free and clear of all (i) Liens, other than (a) those that may arise by virtue of any actions taken by or on behalf of ETP or its Affiliates, (b) restrictions on transfer that may be imposed by Applicable Laws, or (c) restrictions on transfer that are waived or cancelled as of the Closing; (ii) transfer restrictions (other than any such transfer restrictions under Applicable Law), and (iii) voting agreements, voting restrictions and other agreements or arrangements with respect to the ownership, voting, control or transfer of such Transferred Interests. No proxies or powers of attorney have been granted with respect to the Transferred Interests, other than proxies or powers of attorney that (A) would not reasonably be expected to impair the ability of ETE to deliver the Transferred Interests to ETP as contemplated hereby and (B) would not apply to the Transferred Interests after the delivery of the Transferred Interests to ETP pursuant to this Agreement. Except as contemplated herein, there are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which ETE is or may become obligated to transfer any of the Transferred Interests, except as (x) would not reasonably be expected to impair the ability of ETE to deliver the Transferred Interests to ETP as contemplated hereby and (y) would not apply to the Transferred Interests after the delivery of the Transferred Interests to ETP pursuant to this Agreement. The Transferred Interests transferred from ETE to ETP hereunder constitute all of the interests in DA Holdings and ETCO Holdings owned legally or beneficially by ETE, and after the consummation of the transactions contemplated hereby, ETE will have no further legal or beneficial interest in either of DA Holdings or ETCO Holdings of any nature whatsoever. ETE has not sold, assigned, conveyed, or transferred or contracted to sell, assign, convey or transfer any right or title to, or interest in, the Transferred Interests.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ETP

ETP represents and warrants to the ETE Parties as of the date hereof as follows:

Section 3.1 Organization. ETP is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware.

Section 3.2 Power and Authority; Enforceability; Valid Issuance.

(a) ETP has full limited partnership power and authority to execute and deliver the Transaction Documents to which it is a party and consummate the transactions contemplated thereby. The execution and delivery by ETP of the Transaction Documents to which it is a party, the issuance of the New Class H Units and the ETP Class I Units, and the consummation of the other transactions contemplated by the Transaction Documents have been duly authorized by all requisite limited partnership or other organizational action on the part of ETP and no further consent, approval or action is required by or from ETP, the board of directors of the General Partner’s general partner, ETP’s unitholders or any of ETP’s creditors in connection with the transactions contemplated by the Transaction Documents, other than the execution and delivery of the Partnership Agreement Amendment by the General Partner at the Closing. Assuming this Agreement has been duly authorized, executed and delivered by the ETE Parties, this Agreement constitutes a legal, valid and binding obligation of ETP, enforceable against ETP in accordance with its terms, subject to the Enforceability Exceptions. On the Closing Date, assuming the Assignments have been duly authorized, executed and delivered by the ETE Parties, the Assignments will constitute legal, valid and binding obligations of ETP, enforceable against ETP in accordance with its terms, subject to the Enforceability Exceptions.

(b) Upon the execution and delivery of the Partnership Agreement Amendment by the General Partner, the New Class H Units and the ETP Class I Units will have been duly authorized in accordance with the Partnership Agreement, and when issued and delivered in accordance with this Agreement, the New Class H Units and the ETP Class I Units will be validly issued, fully paid and non-assessable and free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer that may be imposed by state or federal securities laws or the Partnership Agreement, and (ii) as such non-assessability may be affected by Sections 17-303(a), 17-607 or 17-804 of the Delaware Revised Uniform Limited Partnership Act.

Section 3.3 No Preemptive Rights, Registration Rights or Options. There are no (i) preemptive rights, rights of first refusal, rights of first offer, purchase options, call options or other similar rights of any Person with respect to or under applicable Law or under the Partnership Agreement or any other organizational or constitutive instruments of ETP relating to the New Class H Units or the ETP Class I Units or (ii) restrictions upon the voting or transfer of the New Class H Units or the ETP Class I Units. ETP has not granted registration rights for or relating to the registration of any New Class H Units or the ETP Class I Units.

Section 3.4 No Conflicts. The execution, delivery and performance by ETP of the Transaction Documents to which it is a party, and the transactions contemplated thereby, do not and will not (a) violate any Law applicable to ETP, (b) conflict with any provision of the certificate of limited partnership or the Partnership Agreement of ETP, (c) require or make necessary any consent, approval or other action of, or notice to, any Person under any agreement or other document or instrument to which ETP is a party or by which ETP, or any of ETP’s assets or properties, is bound, except for those that have been obtained or made prior to the date hereof, or (d) conflict with, or result in a violation of, any agreement or other document or instrument to which ETP is a party or by which ETP, or any of ETP’s assets or properties, is bound.

Section 3.5 Litigation. There is no Proceeding pending or, to the knowledge of ETP, threatened against ETP, or against any officer, manager, partner or director of ETP, in each case related to the Subject Units, the New Class H Units, the ETP Class I Units or the transactions contemplated hereby. ETP is not a party or subject to any order, writ, injunction, judgment or decree of any court or Governmental Authority relating to the Subject Units, the New Class H Units, the ETP Class I Units or the transactions contemplated hereby.

Section 3.6 Governmental Authorizations. Except for any filings that may be required pursuant to Sections 13(d), 13(f), 13(g) and 16 of the Exchange Act, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of ETP in connection with the execution, delivery and performance by ETP of the Transaction Documents to which it is a party or the issuance of the New Class H Units or the ETP Class I Units.

Section 3.7 Private Placement. Assuming the accuracy of the representations and warranties set forth in Article II, the issuance of the New Class H Units and the ETP Class I Units to the ETE Parties as contemplated herein is exempt from the registration requirements of the Securities Act.

ARTICLE IV

SURVIVAL

All representations and warranties contained in this Agreement shall survive the execution, delivery and performance of this Agreement for one year after the Closing Date.

ARTICLE V

COVENANTS

Section 5.1 Reasonable Best Efforts Prior to Closing. Prior to Closing, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions necessary or appropriate to satisfy the conditions to Closing set forth in Article I and to consummate the transactions contemplated by this Agreement. Notwithstanding the generality of the foregoing, ETE shall use its reasonable best efforts to have available as of the Closing (through cash on hand or existing credit arrangements, arrangements with its Affiliates or other sources of available funds) the cash necessary for the payment of the Cash Consideration and the ETP Reimbursement Amount.

Section 5.2 Prohibition on Sale of Subject Units and Transferred Interests. Prior to Closing, the ETE Parties shall not sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of the Subject Units. Prior to Closing, ETE shall not sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of the Transferred Interests.

Section 5.3 Reimbursement of ETP. On or prior to the Closing, ETE shall reimburse to ETP the ETP Reimbursement Amount.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Interpretation. Unless the context of this Agreement otherwise requires:

(a) words of any gender include each other gender;

(b) words using the singular or plural number also include the plural or singular number, respectively;

(c) the terms “hereof,” “herein,” “hereby,” “hereto,” and similar words refer to this entire Agreement and not to any particular Article, Section, Clause, Exhibit, or Schedule or any subdivision of this Agreement;

(d) references to “Article,” “Section,” “Annex,” subsection or other subdivision are to the Articles, Sections, Annexes, subsections and other subdivisions respectively, of this Agreement unless explicitly provided otherwise;

(e) the words “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not such words are followed by such phrases or phrases of like import;

(f) references to “this Agreement” or any other agreement or document shall be construed as a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it; and

(g) the word “or” shall not be exclusive.

Section 6.2 No Third-Party Beneficiaries. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the Parties hereto and their respective successors or permitted assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained.

Section 6.3 Assignment. None of the Parties may assign all or any part of this Agreement without the prior written consent of the other Parties hereto.

Section 6.4 Amendment; Waiver. This Agreement may not be amended, modified, supplemented, or restated, nor may any provision of this Agreement be waived, other than through a written instrument adopted, executed and agreed to by each of the Parties hereto.

Section 6.5 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each of the Parties shall execute and deliver all such future instruments and take such further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the Parties.

Section 6.6 Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier or by certified mail, postage prepaid, return receipt requested, and shall be deemed to have been duly given (a) as of the date of delivery if delivered personally or by overnight delivery service or other courier or (b) on the date receipt is acknowledged if delivered by certified mail, addressed as follows; provided that a notice of a change of address shall be effective only upon receipt thereof:

If to either ETE Party to:

Energy Transfer Equity, L.P.

3738 Oak Lawn

Dallas, Texas 75219

Telephone: (832) 668-1210 or (214) 981-0763

Facsimile: (832) 668-1127

Attention: General Counsel

With a copy (not itself constituting notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Telephone: (713) 546-7410

Facsimile: (713) 546-5401

Attention: William N. Finnegan IV

If to ETP:

Energy Transfer Partners, L.P.

3738 Oak Lawn

Dallas, Texas 75219

Telephone: (832) 668-1210 or (214) 981-0763

Facsimile: (832) 668-1127

Attention: General Counsel

With a copy (not itself constituting notice) to:

Vinson & Elkins LLP

2500 First City Tower

1001 Fannin, Suite 2500

Houston, Texas 77002

Telephone: (713) 758-3452

Facsimile: (713) 615-5650

Attention: W. Matthew Strock

Section 6.7 Entire Agreement; Supersede. This Agreement, and any other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes all prior contracts, agreements and understandings, whether oral or written, among the Parties with respect to the subject matter hereof.

Section 6.8 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 6.9 Consent to Jurisdiction. The Parties irrevocably submit to the exclusive jurisdiction of (a) the Chancery Court of the State of Delaware, and (b) any state appellate court therefrom within the State of Delaware (or, only if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), for the purposes of any Proceeding arising out of this Agreement or the transactions contemplated hereby (and each agrees that no such Proceeding relating to this Agreement or the transactions contemplated hereby shall be brought by it except in such courts). The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Chancery Court of the State of Delaware, or (ii) any state appellate court therefrom within the State of Delaware (or, only if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties hereto also agrees that any final and non-appealable judgment against a Party hereto in connection with any Proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

Section 6.10 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed prior to termination of this Agreement in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 6.11 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY ACTION OR PROCEEDING TO ENFORCE OR TO DEFEND ANY RIGHTS UNDER THIS AGREEMENT SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 6.12 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 6.13 Headings. The descriptive headings used herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

Section 6.14 Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), all of which together shall constitute a single instrument.

Section 6.15 Effectiveness. This Agreement shall become effective when it shall have been executed by the Parties hereto.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has duly executed this Agreement as of the date first written above.

ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, LLC,
its general partner

By:	/s/ John W. McReynolds
Name:	John W. McReynolds
Title:	President

ETE COMMON HOLDINGS, LLC

By:	/s/ John W. McReynolds
Name:	John W. McReynolds
Title:	President and Chief Financial Officer

ENERGY TRANSFER PARTNERS, L.P.

By:	ENERGY TRANSFER PARTNERS GP,
L.P., its general partner

By:	ENERGY TRANSFER PARTNERS,
L.L.C., its general partner

By:	/s/ Martin Salinas, Jr.
Name:	Martin Salinas, Jr.
Title:	Chief Financial Officer

[Exchange Agreement Signature Page]

ANNEX A

Definitions

As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Applicable Law” means all federal, state or local laws, rules, orders or regulations in effect on the date of this Agreement and applicable to the ETE Parties, ETP, or this Agreement and the transactions contemplated hereby.

“Affiliate” means any Person directly or indirectly Controlling, Controlled by, or under common Control with any other Person.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Texas are authorized or obligated to be closed by applicable Laws.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” and “Controlling” have the meanings correlative thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“General Partner” means Energy Transfer Partners GP, L.P., the general partner of ETP.

“Governmental Authority” means any federal, state, local or foreign government or any court, arbitral tribunal, administrative or regulatory agency, self-regulatory organization (including the New York Stock Exchange) or other governmental authority, agency or instrumentality.

“Law” means any applicable constitutional provisions, statute, act, code, common law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretation or advisory opinion or letter of a domestic, foreign or international Governmental Authority.

“Lien” means (i) any lien, hypothecation, pledge, collateral assignment, security interest, charge or encumbrance of any kind, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent (including any agreement to give any of the foregoing) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, other than in each case, the restrictions under applicable securities laws and the Partnership Agreement and (ii) any purchase option, right of first refusal, right of first offer, call or similar right of a third party.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.

“Securities Act” means the Securities Act of 1933, as amended.

A-1

ANNEX B

Form of Partnership Agreement Amendment

Annex B

AMENDMENT NO. 9 TO

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP

OF

ENERGY TRANSFER PARTNERS, L.P.

January [        ], 2015

This Amendment No. 9 (this “Amendment No. 9”) to the Second Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P. (the “Partnership”), dated as of July 28, 2009, as amended by Amendment No. 1 thereto dated as of March 26, 2012, Amendment No. 2 thereto dated as of October 5, 2012, Amendment No. 3 thereto dated April 15, 2013, Amendment No. 4 thereto dated April 30, 2013, Amendment No. 5 thereto dated as of October 31, 2013, Amendment No. 6 thereto dated as of February 19, 2014, Amendment No. 7 thereto dated as of March 3, 2014 and Amendment No. 8 thereto dated as of August 29, 2014 (as so amended, the “Partnership Agreement”) is hereby adopted effective as of January [__], 2015, by Energy Transfer Partners GP, L.P., a Delaware limited partnership (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

WHEREAS, the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement (i) pursuant to Section 13.1(d)(i) of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, does not adversely affect the Unitholders in any material respect, (ii) pursuant to Section 13.1(g) of the Partnership Agreement to reflect an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement, or (iii) pursuant to Section 13.1(j) of the Partnership Agreement to reflect an amendment that, in the discretion of the General Partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity other than the Operating Partnership, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 of the Partnership Agreement; and

WHEREAS, in connection with the transactions contemplated by the Exchange and Repurchase Agreement dated as of December 23, 2014 by and among the Partnership, ETE Common Holdings, LLC, a Delaware limited liability company (“ETE Holdings”), and Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”), the Partnership has agreed (i) to authorize for issuance and to issue additional Class H Units and, in connection therewith, to modify the terms of the Class H Units, including increasing the SXL GP Percentage and the SXL IDRs Percentage from 50.05% to 90.05% for quarterly periods commencing after December 31, 2014,1 and (ii) to authorize for issuance and to issue limited partner interests designated as Class I Units having the rights, preferences and privileges set forth in this Amendment No. 9; and

[1]	If closing occurs subsequent to the record date relating to the distribution for a quarter subsequent to December 31, 2014, then this date shall be such quarter.

WHEREAS, the General Partner has previously authorized the issuance of a class of Partnership Securities designated as “Class H Units” established pursuant to Amendment No. 5 to the Partnership Agreement; and

WHEREAS, the General Partner has determined that the authorization of issuance of the new class of Partnership Securities to be designated as “Class I Units” provided for in this Amendment No. 9 will be in the best interests of the Partnership and beneficial to the Limited Partners, including the holders of the Common Units; and

WHEREAS, the General Partner has determined, (i) pursuant to Section 13.1(d)(i) of the Partnership Agreement, that the changes to the Partnership Agreement set forth herein do not adversely affect the Unitholders in any material respect, (ii) pursuant to Section 13.1(g) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein are necessary or advisable in connection with the authorization of the issuance of additional Class H Units and the Class I Units, and (iii) pursuant to Section 13.1(j) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein are necessary or advisable to reflect, account for and deal with appropriately the investment by the Partnership in any corporation, partnership, joint venture, limited liability company or other entity other than the Operating Partnership; and

WHEREAS, ETE Holdings, as the holder of all of the Outstanding Class H Units, has consented to the modification of the terms of the Class H Units set forth in this Amendment No. 9; and

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1. Amendments.

(a) Section 1.1 of the Partnership Agreement is hereby amended to add or to amend and restate the following definitions in the appropriate alphabetical order:

(i) “Class I Units” means a limited partner Partnership Interest which shall confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Class I Units.

(ii) “Exchange and Repurchase Agreement” means that certain Exchange and Repurchase Agreement, by and among the Partnership, ETE Holdings and Energy Transfer Equity, L.P., dated as of December 23, 2014.

(iii) “Percentage Interest” means as of any date of determination (a) as to the General Partner with respect to its General Partner Interest, the product obtained by dividing (i) the Capital Account balance of the General Partner by (ii) the aggregate Capital Account balances of all Limited Partners and the General Partner, (b) as to any holder of a Common Unit or Assignee holding Common Units, the product of (i) 100% less the percentages applicable to paragraphs (a) and (c) multiplied by (ii) the quotient of the number of Common Units held by such Unitholder or Assignee divided by the total number of all Outstanding Common Units, and (c) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right, a Class H Unit and a Class I Unit shall at all times be zero.

(iv) “SXL GP Percentage” means (A) for any distribution with respect to a Quarter ended on or before December 31, 20142, 50.05% and (B) for any distribution with respect to a Quarter ending after December 31, 20143, 90.05%, in each case unless reduced pursuant to Section 5.12(b)(iv).

(v) “SXL IDRs Percentage” means (A) for any distribution with respect to a Quarter ended on or before December 31, 20144, 50.05% and (B) for any distribution with respect to a Quarter ending after December 31, 20145, 90.05%.

(vi) “Unit” means a Partnership Interest of a Limited Partner or Assignee in the Partnership and shall include Common Units, Class E Units and Class G Units, but shall not include (w) the general partner interest in the Partnership, (x) the Incentive Distribution Rights, (y) the Class H Units or (z) the Class I Units.

(b) Section 5.12(a) of the Partnership Agreement is hereby amended and restated as follows:

“5.12 Establishment of Class H Units.

(a) General. The General Partner hereby designates and creates a class of Partnership Securities to be designated as “Class H Units” and consisting of a total of 81,001,069 Class H Units. The Class H Units have been or shall be issued as follows: (i) 50,160,000 Class H Units have been issued to ETE Holdings in exchange for 50,160,000 Common Units owned by ETE Holdings and outstanding at the time of such exchange and certain cash consideration paid in accordance with the Exchange and Redemption Agreement, and (ii) (a) 5,226,967 Class H Units shall be issued to ETE Holdings in exchange for 5,226,967 Common Units owned by ETE Holdings and currently outstanding, and (b) 25,614,102 Class H Units shall be issued to ETE in exchange for 25,614,102 Common Units owned by ETE and currently outstanding, and certain other consideration to be paid in accordance with the Exchange and Repurchase

[2]	If closing occurs subsequent to the record date relating to the distribution for a quarter subsequent to December 31, 2014, then this date shall be such quarter.
[4]	If closing occurs subsequent to the record date relating to the distribution for a quarter subsequent to December 31, 2014, then this date shall be such quarter.
[3]	If closing occurs subsequent to the record date relating to the distribution for a quarter subsequent to December 31, 2014, then this date shall be such quarter.
[5]	If closing occurs subsequent to the record date relating to the distribution for a quarter subsequent to December 31, 2014, then this date shall be such quarter.

Agreement, and in each of (i) and (ii) and in accordance with the agreements described therein, the repurchased Common Units have been or shall be cancelled upon their repurchase and the issuance of the applicable Class H Units. In accordance with Section 5.6, the General Partner shall have the power and authority to issue additional Class H Units in the future.

(c) Section 5.12(b)(i) of the Partnership Agreement is hereby amended and restated as follows:

(i) Initial Capital Account. The initial capital account with respect to each Class H Unit will be equal to the capital account of the Common Unit for which such Class H Unit was exchanged pursuant to the Exchange and Redemption Agreement or the Exchange and Repurchase Agreement, as applicable, plus, in the case of any Common Unit exchanged pursuant to the Exchange and Repurchase Agreement, the value of any additional property other than cash contributed to the Partnership pursuant thereto.

(d) Section 5.12(b)(ii)(C) of the Partnership Agreement is hereby amended and restated as follows:

(C) For each taxable period, after the application of Section 6.1(d)(iii)(A) but before the application of Section 6.1(d)(iii)(B), and after making the allocations provided for in Section 5.12(b)(ii)(B), the holders of the Class H Units shall be allocated, pro rata in proportion to the number of Class H Units of each such holder gross income or gain until the aggregate amount of such items allocated to the holders of the Class H Units pursuant to this Section 5.12(b)(ii)(C) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all distributions made to the holders of the Class H Units pursuant to Section 5.12(b)(iii)(B)(3).

(e) Section 5.12(b)(iii) of the Partnership Agreement is hereby amended and restated as follows:

(iii) Distributions.

(A) The holders of the Class H Units shall be entitled to receive distributions of Available Cash only to the extent set forth in Section 5.12(b)(iii)(B) and, consistent with the fact that the Class H Units are not Units and the holders of the Class H Units are not Unitholders and have no Percentage Interests with respect to their Class H Units, shall not be entitled to receive distributions of Available Cash pursuant to Sections 6.4 or 6.5.

(B) Prior to making any distributions of Available Cash with respect to any Quarter pursuant to Section 5.13(b)(iii)(B), Section 6.4 or Section 6.5, subject to Section 17-607 of the Delaware Act, Available Cash with respect to any Quarter that is deemed to be either Operating Surplus or Capital Surplus and that would otherwise be distributed pursuant to Section 5.13(b)(iii)(B), Section 6.4 or Section 6.5 will first be distributed to the holders of the Class H Units, pro rata in proportion to the number of Class H Units of each such holder, as follows:

(1) first, an amount equal to the excess, if any, of (a) the SXL GP Percentage of all amounts currently or previously distributed, in each case on or after January [•], 2015, to the Partnership by Sunoco Partners LLC with respect to the SXL GP Interest (including any proceeds attributable to the sale of the SXL GP Interest) over (b) the cumulative amount of Available Cash previously distributed to the holders of Class H Units pursuant to this Section 5.12(b)(iii)(B)(1);

(2) second, an amount equal to the excess, if any, of (a) the SXL IDRs Percentage of all amounts currently or previously distributed, in each case on or after January [•], 2015, to the Partnership by Sunoco Partners LLC with respect to the SXL IDRs (including any proceeds attributable to the sale of the SXL IDRs), over (b) the cumulative amount of Available Cash previously distributed to the holders of Class H Units pursuant to this Section 5.12(b)(iii)(B)(2); and

(3) third, an amount equal to the excess, if any, of (a) the amount set forth below under the column entitled “Distribution Amount” with respect to each completed Quarter specified below; provided, however, (i) in the event that, for any Quarter commencing on or after June 30, 2013 and ending on or before December 31, 2014 as to which the amount of distributions relating to the Incentive Distribution Rights relinquished as a result of Section 6.4(d) exceeds the amount specified in the column below entitled “Adjustment Amount,” then the amount of the distribution specified below under the caption “Distribution Amount” shall be increased by the amount of such excess for such Quarter and (ii) in the event that, for any Quarter commencing on or after June 30, 2013 and ending on or before December 31, 2014 as to which the amount of distributions relating to the Incentive Distribution Rights relinquished as a result of Section 6.4(d) is less than the amount specified in the column below entitled “Adjustment Amount,” then the amount of the distribution specified below under the caption “Distribution Amount” shall be reduced by the amount of such deficiency for such Quarter over (b) the cumulative amount of Available Cash previously distributed to the holders of the Class H Units pursuant to this Section 5.12(b)(iii)(B)(3).

Quarter Ending	Distribution Amount	Adjustment Amount
September 30, 2013	$35,000,000	$24,000,000
December 31, 2013	$35,000,000	$24,000,000
March 31, 2014	$29,000,000	$24,250,000
June 30, 2014	$29,000,000	$24,250,000
September 30, 2014	$29,000,000	$24,250,000
December 31, 2014	$29,000,000	$24,250,000

(C) Available Cash remaining after making the distributions required pursuant to Section 5.12(b)(iii)(B) will be distributed as set forth in Section 5.13(b)(iii)(B), Section 6.4 and Section 6.5.

(f) Article V of the Partnership Agreement is hereby amended by adding a new Section 5.13 at the end thereof as follows:

“5.13 Establishment of Class I Units.

(a) General. The General Partner hereby designates and creates a class of Partnership Securities to be designated as “Class I Units” and initially consisting of a total of 100 Class I Units. The initial Class I Units shall be issued to ETE in connection with the consummation of the Exchange and Repurchase Agreement. In accordance with Section 5.6, the General Partner shall have the power and authority to issue additional Class I Units in the future.

(b) Rights of Class I Units. The Class I Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i) Initial Capital Account. The initial capital account with respect to each Class I Unit will be equal to the cash consideration contributed by ETE pursuant to the Exchange and Repurchase Agreement.

(ii) Allocations.

(A) The Class I Units shall not be entitled to receive any (i) Net Income allocations pursuant to Section 6.1(a), (ii) Net Loss allocations pursuant to Section 6.1(b), (iii) Net Termination Gain or Net Termination Loss allocations pursuant to Section 6.1(c) or (iv) except as otherwise provided in this Section 5.13(b)(ii), special allocations pursuant to Section 6.1(d). Allocations pursuant to Sections 6.1(a), 6.1(b), 6.1(c) and 6.1(d) (except as otherwise provided in this Section 5.13(b)(ii)) shall be made consistent with the fact that the Class I Units are not Units and the holders of the Class I Units are not Unitholders and have no Percentage Interests with respect to their Class I Units.

(B) For each taxable period, after the application of Section 6.1(d)(iii)(A) but before the application of Section 6.1(d)(iii)(B), and after making the allocations provided for in Section 5.12(b)(ii)(C), the holders of the Class I Units shall be allocated, pro rata in proportion to the number of Class I Units of each such holder, gross income or gain until the aggregate amount of such items allocated to the holders of the Class I Units pursuant to this Section 5.13(b)(ii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all distributions made to the holders of the Class I Units pursuant to Section 5.13(b)(iii)(B).

(C) For each taxable period, after the application of Section 6.1(d)(iii)(A) but before the application of Section 6.1(d)(iii)(B), and after making the allocations provided for in Section 5.13(b)(ii)(B), the holders of the Class I Units shall be allocated, pro rata in proportion to the number of Class I Units of each such holder, depreciation, amortization, depletion or any other form of cost recovery equal to the cash consideration contributed by ETE pursuant to the Exchange and Repurchase Agreement. The allocation of items pursuant to this Section 5.13(b)(ii)(C) shall be made proportionately over a period of ten years beginning on [January] [•], 20156.

(iii) Distributions.

(A) The holders of the Class I Units shall be entitled to receive distributions of Available Cash only to the extent set forth in Section 5.13(b)(iii)(B) and, consistent with the fact that the Class I Units are not Units and the holders of the Class I Units are not Unitholders and have no Percentage Interests with respect to their Class I Units, shall not be entitled to receive distributions of Available Cash pursuant to Sections 6.4 or 6.5.

(B) Prior to making any distributions of Available Cash with respect to any Quarter pursuant to Sections 6.4 or 6.5, subject to Section 17-607 of the Delaware Act, Available Cash with respect to any Quarter that is deemed to be either Operating Surplus or Capital Surplus and that would otherwise be distributed pursuant to Sections 6.4 or 6.5 will first be distributed to the holders of the Class H Units in accordance with Section 5.12(b)(iii)(B) and then be distributed to the holders of the Class I Units, pro rata in proportion to the number of Class I Units of each such holder, in an amount equal to the excess, if any, of (a) (x) the amount set forth below under the column entitled “Distribution Amount” with respect to the completed Quarter specified below plus (y) the aggregate amounts set forth below under the column entitled “Distribution Amount” with respect to each previously completed Quarter over (b) the cumulative amount of Available Cash previously distributed to the holders of the Class I Units pursuant to this Section 5.13(b)(iii)(B). The General Partner shall have the right from time to time in its sole discretion, without the approval of any Partner or Assignee except as provided in

[6]	The date of closing.

Section 5.13(b)(iv), to amend the table below to modify, change, add or subtract any amounts or time periods in such table; provided that any amendment that would increase the amounts distributable to the holders of the Class I Units shall require Special Approval.

Quarter Ending	Distribution Amount
March 31, 2015	$32,500,000
June 30, 2015	$32,500,000
September 30, 2015	$14,500,000
December 31, 2015	$14,500,000
March 31, 2016	$2,000,000
June 30, 2016	$2,000,000
September 30, 2016	$2,000,000
December 31, 2016	$2,000,000

(C) Available Cash remaining after making the distributions required pursuant to Section 5.13(b)(iii)(B) will be distributed as set forth in Sections 6.4 and 6.5.

(iv) Voting Rights. Except as set forth in this Section 5.13(b)(iv) and Section 13.3(c) and except to the extent the Delaware Act gives the Class I Units a vote as a class on any matter, the Class I Units shall not have any voting rights. With respect to any matter on which the Class I Units are entitled to vote, each Class I Unit will be entitled to one vote on such matter. The General Partner shall not, without the affirmative vote or written consent of holders of a majority of the Class I Units then Outstanding, (1) amend, alter, modify or change this Section 5.13 (or vote or consent or resolve to take such action), including modify the amounts set forth in the table in Section 5.13(b)(iii)(B) or (2) except for the issuance of additional Class H Units pursuant to Section 5.6 and Section 5.12(a), authorize the issuance of any class or series of Partnership Securities with distribution rights prior to the Liquidation Date that are senior to or on a parity with the Class I Units.

(v) Redemption and Conversion Rights. The Class I Units will be perpetual and shall not have any rights of redemption or conversion.

(vi) Certificates; Book-Entry. Unless the General Partner shall determine otherwise, the Class I Units shall not be evidenced by certificates. Any certificates relating to the Class I Units that may be issued will be in such form as the General Partner may approve. The Class I Units, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to and as if the Class I Units were Units in the Partnership.

(vii) Registrar and Transfer Agent. Unless and until the General Partner determines to assign the responsibility to another Person, the General Partner will act as the registrar and transfer agent for the Class I Units.”

Section 2. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

Section 3. This Amendment No. 9 shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment No. 9 has been executed as of the date first above written.

GENERAL PARTNER:

ENERGY TRANSFER PARTNERS GP, L.P.

By:	Energy Transfer Partners, L.L.C.,
its general partner

By:
Name:
Title:

ANNEX C

Form of Assignment Agreement

FORM OF

ASSIGNMENT OF MEMBERSHIP INTEREST

THIS ASSIGNMENT OF MEMBERSHIP INTEREST (this “Assignment”), effective as of January [__], 2015 (the “Effective Date”), is executed and delivered by and between Energy Transfer Equity, L.P., a Delaware limited partnership (“Assignor”) and Energy Transfer Partners, L.P., a Delaware limited partnership (the “Assignee”).

WITNESSETH:

WHEREAS, the Assignor is the record and beneficial owner of 60% of the issued and outstanding limited liability company interest (the “LLC Interest”), in [Dakota Access Holdings LLC]/[ETCO Holdings LLC], a Delaware limited liability company (the “Company”);

WHEREAS, [La Grange Acquisition, L.P., a wholly owned subsidiary of the Assignee,]7[Assignee]8 is the record and beneficial owner of 40% of the issued and outstanding limited liability company interest in the Company;

WHEREAS, the Assignor, the Assignee and ETE Common Holdings, LLC (“ETE Holdings”) have entered into that certain Exchange and Repurchase Agreement dated as of December 23, 2014 (the “Exchange Agreement”), pursuant to which the parties have agreed as follows: (a) the Assignee shall repurchase from ETE Holdings 5,226,967 ETP Common Units and shall repurchase from Assignor 25,614,102 ETP Common Units; (b) the Assignee shall issue 5,226,967 ETP Class H Units to ETE Holdings,25,614,102 ETP Class H Units to the Assignor and 100 ETP Class I Units to the Assignor; (c) the Assignor shall sell, assign, transfer and convey all of its right, title and interest to (i) the LLC Interest to the Assignee free and clear of all Liens, pursuant to this Assignment, and (ii) a 60% limited liability company interest in [ETCO Holdings LLC, a Delaware limited liability company,]9 [Dakota Access Holdings LLC, a Delaware limited liability company,]10 to the Assignee free and clear of all Liens, pursuant to an Assignment of Membership Interest, effective as of the date hereof between the Assignor and the Assignee; (e) the Assignor shall pay to the Assignee, cash in the amount of $[            ]; and (f) the Assignee shall amend its Second Amended and Restated Agreement of Limited Partnership to provide for, among other things, the authorization of issuance of additional ETP Class H Units and ETP Class I Units and the modification of the terms of the ETP Class H Units.

WHEREAS, the Assignor desires to sell, convey, transfer and assign to the Assignee the Assignor’s right, title and interest in and to all of the LLC Interest in accordance with the terms and provisions of this Assignment, and Assignee desires to acquire from Assignor the LLC Interest; [and]

[7]	With respect to Dakota Access Holdings, LLC.
[8]	With respect to ETCO Holdings LLC.
[9]	With respect to Dakota Access Holdings, LLC.
[10]	With respect to ETCO Holdings LLC.

[WHEREAS, La Grange Acquisition, L.P. has consented to the assignment of the LLC Interest and the admission of the Assignee as a substitute member of the Company; and]11

WHEREAS, in order to effectuate the conveyance, transfer and assignment of the LLC Interest to the Assignee, the Assignor and the Assignee are executing and delivering this Assignment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Conveyance of Interest. The Assignor by these presents does hereby convey, transfer and assign to the Assignee, its legal representatives, successors and assigns, free and clear of all liens, claims and encumbrances, all of the Assignor’s right, title and interest in, to and under, any and all equity or ownership interest, right or privilege in the Company, including without limitation, all of the Assignor’s right, title and interest in and to the LLC Interest, effective as of the Effective Date. [Effective as of the Effective Date, (i) the Assignee is hereby admitted as a member of the Company with respect to the LLC Interest, (ii) immediately following such admission, the Assignor hereby ceases to be a member of the Company, (iii) La Grange Acquisition, L.P. hereby continues as a member of the Company holding 40% of the limited liability company interests in the Company, and (iv) the Company is hereby continued without dissolution.]12 [Effective as of the Effective Date, (i) the Assignee is hereby admitted as a member of the Company holding 100% of the limited liability company interests in the Company, (ii) immediately following such admission, the Assignor hereby ceases to be a member of the Company, and (iii) the Company is hereby continued without dissolution.]13 [For the avoidance of doubt, following the assignment by the Assignor of the LLC Interest hereunder, the Assignor shall no longer be a “Member,” have a “Sharing Ratio,” have any “Voting Rights,” own any “Units” or otherwise have any rights under the limited liability company agreement of the Company or with respect to the Company, all such rights and interests being vested in the Assignee. The Assignor shall surrender to the Company any certificates outstanding representing the LLC Interest, and the transactions contemplated hereby shall be recorded upon the ledger books of the Company.]14 []For the avoidance of doubt, following the assignment by the Assignor of the LLC Interest hereunder, the Assignor shall cease to be a “Member” or otherwise have any rights under the limited liability company agreement of the Company or with respect to the Company, all such rights and interests being vested in the Assignee. The Assignor shall surrender to the Company any certificates outstanding representing the LLC Interest, and the transactions contemplated hereby shall be recorded upon the books and records of the Company.]15

[11]	With respect to Dakota Access Holdings, LLC.
[12]	With respect to Dakota Access Holdings, LLC.
[13]	With respect to ETCO Holdings LLC.
[14]	With respect to ETCO Holdings LLC.
[15]	With respect to Dakota Access Holdings, LLC.

2. Further Documents. Assignor covenants and agrees with Assignee that Assignor, its successors and assigns shall execute, acknowledge and deliver such other instruments of conveyance and transfer and take such action as may reasonably be required more effectively to convey, transfer and assign to and vest in Assignee, or its successors and assigns, and to put Assignee, or its successors and assigns, in possession of the LLC Interest, to admit Assignee as a member of the Company or otherwise carry out the purposes of this Assignment.

3. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

4. Counterparts. This Assignment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Assignment and all of which, when taken together, will be deemed to constitute one and the same agreement.

5. Defined Terms. Capitalized terms used herein but not defined shall have the meaning set forth in the Exchange Agreement.

EXECUTED effective as of the date first above written.

ASSIGNOR:

ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, LLC, its general partner

By:	John W. McReynolds, President

ASSIGNEE:

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P., its general partner
By:	Energy Transfer Partners, L.L.C., its general partner

By:	Kelcy L. Warren, Chief Executive Officer